Blackout Trading Restriction Notice
for Certain Cerner Stock Transactions

To:	All Executive Officers and Directors of Cerner Corporation

From:	Cerner Corporation Randy D. Sims, Vice President & Chief Legal Officer

Date:	August 29, 2007
This Blackout Trading Restriction Notice is being sent to all executive officers and directors of Cerner Corporation (“Cerner” or the “Company”) in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934.
This is to inform you that a new plan administrator, Fidelity Investments, has been selected for the Cerner Corporation Foundations Retirement Plan (the “Plan”). As a result, the responsibility for keeping track of accounts in the Plan will transition from J.P. Morgan Retirement Plan Services beginning at 4:00 p.m., Eastern Time, on September 25, 2007 and continuing until the week of October 14, 2007.
As a result of this change, Plan participants will temporarily be unable to access, direct or diversify investments in their individual accounts, obtain loans from the Plan, or obtain distributions from the Plan, as fully described in the Transition Guide mailed to each Plan participant on or about August 24, 2007. This period is called the “Plan blackout period.”
The Plan blackout period is expected to begin at 4:00 p.m., Eastern Time, on September 25, 2007 and end during the calendar week of October 14, 2007.
During the Plan blackout period, directors and executive officers (including their immediate family members (e.g., parents, siblings and in-laws) and any entity in which the director or executive officer has a direct or indirect material interest) are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any equity security of Cerner, such as its common stock, that was acquired in connection with their service or employment as a director or executive officer. For this purpose, there is a presumption that any Cerner common stock that you attempt to transfer during the Plan blackout period was acquired in connection with your service or employment as a director or executive officer of Cerner. This restriction is required by the Sarbanes Oxley Act of 2002 and applies to Cerner’s directors and executive officers regardless of whether the individual is a Plan participant. Further, for Plan participants, this restriction is in addition to the Plan blackout period restrictions set forth above.
However, there are limited exemptions from this prohibition, including without limitation: (1) any purchase of shares of Cerner common stock pursuant to previously made elections under the Plan or Cerner’s Associate Stock Purchase Plan and (2) any bona fide gift or any transfer of shares by will or the laws of descent and distribution.

Pursuant to Cerner’s Covered Persons Trading Policy, you should obtain approval from Cerner’s Securities Watch Team during the Plan blackout period before executing any transactions in any Cerner common stock.
In addition to this Plan blackout period, please remember that Cerner observes regularly scheduled blackout periods that restrict your ability to trade in Cerner stock. For the third quarter of 2007, this Cerner blackout period will start on September 15, 2007 and is expected to end after the market closes on the second (2nd) trading day after Cerner releases its results of operations for its third quarter, currently planned to occur on October 18, 2007.
During the Plan blackout period and for two years after the ending date of the Plan blackout period, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the Plan blackout period by calling Cerner’s General Counsel, Randy Sims at (816) 201-2556.
If you have any questions concerning this notice, please contact either Randy Sims at (816) 201-2556 or Marc Naughton, Sr. Vice President & Chief Financial Officer, at (816) 201-1989, or either of us by mail at: Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.